                                                                    EXHIBIT 6.13


                        MARKETING AND LICENSE AGREEMENT

This MARKETING AND LICENSE AGREEMENT ("Agreement") is made and entered into effective as of September 30, 1999, between FREEREALTIME.COM, INC., a Colorado corporation having its principal business office at 3333 Michelson Drive, Suite 430, Irvine, California 92612 ("FRT"), and Telescan, Inc., a Delaware corporation having its principal place of business at 5959 Corporate Drive, Suite 2000, Houston, Texas 77036 ("TSCN" and, collectively with FRT, the "Parties").

                                   RECITALS

          A. WHEREAS, the Parties desire to enter into this Agreement to memorialize their commitments to provide marketing and licensing services to each other;

          B. WHEREAS, TSCN will license its ProSearch application and provide other WallStreetCity.com content to FRT and the Parties will co-market subscriptions to TSCN subscription services;

          C. WHEREAS, FRT will license its BullSession application to TSCN and the Parties will co-market subscriptions to the TSCN-BullSession portfolio management tool;

          D. WHEREAS, the Parties will co-market TSCN's INVESTools subscription content on FRT's Web sites and to FRT's customers;

          E. WHEREAS, TSCN will be the exclusive agent for the E-mail marketing program of FRT and the Parties will share ad revenues from such program.

          F. WHEREAS, the Parties will cooperate to jointly develop a new wealth management tool combining BullSession and ProSearch enhanced features;

          G. WHEREAS, the Parties will cooperate to jointly explore relationships and alliances in several areas, including FRT providing real-time quotes to TSCN Web sites, the Parties selling each other's ad inventory, and certain other contract service opportunities;

          H. WHEREAS, as partial consideration to enter this Agreement, the Parties will also contribute to each other certain rights, securities and other assets, including ad impression inventory; and

          I. WHEREAS, the Parties intend to enter into this binding contractual arrangement, the Parties intend to amend and restate this Agreement once additional details about their relationship are determined.

          NOW, THEREFORE, in consideration of the recitals, premises and mutual covenants contained in this Agreement, the parties agree as follows:

                                   Agreement
                                   ---------

1. ProSearch License

          Commitment. TSCN hereby grants FRT a worldwide, non-exclusive, non-
          -----------
   transferable license, subject to the terms and conditions of this Agreement, to receive and display the TSCN ProSearch feature on Internet Web sites owned by FRT and operated in its name ("FRT's Web sites"). TSCN will offer certain mutually agreed upon ProSearch content, "ProSearch Lite", for free distribution to FRT through co-branded pages via FRT's Web sites, FRT will market and promote the subscription-based co-branded ProSearch tools and content on FRT's Web sites including the co-branded pages and will receive a share of subscription revenues generated from such activities as set forth below. Except as set forth herein, no other copying, dissemination, publication, display or distribution in any form of TSCN's content, in whole or in part, by FRT is permitted without the prior written consent of TSCN.

          TSCN Responsibilities. TSCN shall be obligated to fulfill certain
          ----------------------
   responsibilities pursuant to the ProSearch license and co-marketing agreement:

          (a) Develop and deliver the free content to the FRT-ProSearch co-branded page in accordance with co-branded page specifications to be mutually agreed upon by both Parties. Free content shall include pre-programmed searches, charts, company snapshots, industry group requests, financial statistics, quarterly earnings and technical data.

          (b)  Provide Web-hosting services for the co-branded page,

          (c) Develop and deliver marketing campaigns, including banner ads and price promotions, to market the ProSearch subscription products on the FRT Web sites, including FRT-ProSearch co-branded page. TSCN may use its FRT Impression Allocation to advertise and promote the TSCN subscription services.

          (d) Maintain commercially reasonable performance levels for the ProSearch subscription services, including Web site and on-line site performance, customer support and billing/administration.

          (e) Provide monthly reporting regarding subscription activity, including subscription revenue, activations, deactivations, and subscriber traffic metrics for the ProSearch subscribers generated by this co-marketing agreement.

          FRT Responsibilities. FRT shall have an obligation to fulfill certain
          ---------------------
     responsibilities to the ProSearch license and co-marketing agreement:

          (a) Develop and the FRT-ProSearch co-branded page, including designing the content design and layout in accordance with co-branded page specifications to be mutually agreed upon by both Parties.

          (b) Determine the execution of the marketing programs on the co-branded page and actively promote TSCN's subscription service throughout FRT's Web sites as well as through other means, as mutually agreed to by both Parties, with an objective to maximize "up-selling" from the TSCN free content to the ProSearch subscription services.

          License Fee. Upon signing the Agreement, FRT will pay TSCN a non-
          -----------
     refundable license fee equal to $650,000. FRT will pay such fee in cash upon the execution of this Agreement.

          Subscription Revenue Sharing. In consideration of promoting the
          -----------------------------
     ProSearch subscription services and in delivering subscribers, TSCN shall pay FRT 50% of Net Revenues from subscriptions attributed to marketing activity on the FRT Web sites, including the FRT-ProSearch co-branded pages. Said payments shall be remitted to FRT by the end of each calendar month for revenues received during the preceding calendar month. In determining Net Revenues (i.e., Gross revenues less Direct Costs), Telescan shall be entitled to deduct direct costs ("Direct Costs") related to the operation of TSCN ProSearch and the co-branded pages, including data center operations, data feed and programming costs, and exchange fees (if applicable). Telescan shall permit "open-book" accounting and verification of such Direct Costs.

2. BullSession License

     Commitment.  FRT hereby grants TSCN a worldwide, non-exclusive, non-
     -----------
   transferable license, subject to the terms and conditions of this Agreement, to receive and display the BullSession streaming, real-time quote and portfolio management tool from FRT (the "TSCN-BullSession") on Internet Web sites ("TSCN Proprietary Sites") owned by TSCN and operated in its name and on Internet Web sites ("TSCN Customer Sites") hosted by Telescan for its private label and co-branded customers]. FRT will set-up, develop and deliver the co-branded or private-label TSCN-Bull Session Tool with certain features specified by TSCN, as mutually agreed to by both Parties. TSCN will market and promote TSCN-BullSession Tool on the TSCN Proprietary Sites and subject to the agreement of its customers, on TSCN Customer Sites, and will share subscription revenue with FRT as set forth below. Except as set forth herein, no other copying, dissemination, publication, display or distribution in any form of FRT's BullSession application, in whole or in part, by TSCN is permitted without the prior written consent of FRT. In the event that TSCN terminates this Agreement pursuant to paragraphs 10 (e) (ii) or (iii), TSCN shall have the right for the remaining period of the Initial Term, and for such additional months as any TSCN-BullSession subscriber who is active and paid-in-full at the conclusion of the Initial Term continues as an active and paid-in-full subscriber for consecutive monthly periods, TSCN shall have the right to assume Web hosting and other operations as necessary to continue the normal operation and delivery of the TSCN-BullSession service; provided, that after assumption of such operations, TSCN will be obligated to pay to FRT the share of Net Revenue provided for in "Subscription Revenue Sharing" below, after deduction of the Direct Costs incurred by Telescan as provided below.

     FRT Responsibilities. FRT will have an obligation to fulfill certain
     ---------------------
   responsibilities to the TSCN-Bull Session license and co-marketing agreement:

     (a) Develop and deliver the TSCN-Bull Session Tool with certain modifications and features as reasonably specified by TSCN and as mutually agreed to by both Parties.

     (b) Provide Web hosting for the TSCN-Bull Session tool and technical support to TSCN.

     (c) Maintain commercially reasonable performance levels for the TSCN-BullSession subscription services, including Web site and on-line site performance.

     (d) Provide monthly reporting regarding subscriber activity, including subscriber traffic metrics for the subscribers generated by this co-marketing agreement.

     TSCN Responsibilities. TSCN will have an obligation to fulfill certain
     ----------------------
   responsibilities to the TSCN-Bull Session license and co-marketing agreement:

     (a) Cooperate in the joint development/modification of the TSCN-BullSession tool as mutually agreed to by both Parties.

     (b) Develop and execute marketing programs, and actively promote the TSCN-BullSession subscription service throughout the TSCN Proprietary Sites and, subject to the agreement of Telescan's customers, on TSCN Customer Sites as well as through other means, including outbound e-mail to its subscribers and ads and promotions on the Telescan Proprietary Sites and subject to the agreement of its Customers, on Telescan Customer Sites, as mutually agreed to by both Parties, with an objective to maximize subscription revenues to TSCN-BullSession.

     (c) Provide customer support, billing, collection and other subscriber-related functions.

     (d) Provide monthly reporting regarding subscription activity, including subscription revenue, activations, deactivations, and subscriber traffic metrics for the subscribers generated by this co-marketing agreement.

     Subscription Revenue Sharing.  In consideration of providing the
     -----------------------------
TSCN-BullSession Tool and certain Web-hosting and related services, TSCN shall pay FRT 35% of monthly Net Revenues on TSCN-BullSession subscriptions for the first 3000 subscribers, and 25% of monthly Net Revenues on subscriptions derived from subscribers in excess of 3000. In determining Net Revenues, FRT shall be entitled to deduct Direct Costs from revenues related to the operation of TSCN-BullSession, including data center operations, data feed and programming costs, and exchange fees (if applicable). FRT shall permit "open-book" accounting and verification of such Direct Costs, and such FRT Direct Costs will not exceed $9 per month per subscriber. Said payments shall be remitted to FRT by the end of each calendar month for revenues received during the preceding calendar month.

3. INVESTools

     Commitment. TSCN will provide FRT with free mutually agreed upon "teaser"
     ----------
   content to be displayed on FRT's Web sites, including on a co-branded FRT-INVESTools page. FRT will develop and execute an "up-selling" marketing program, as mutually agreed to by both Parties, with an objective to generate new subscriptions for INVESTools. TSCN may use its FRT Impression Allocation to advertise and promote the INVESTools subscription service. An "impression" is each advertisement or promotion served on a Web page.

     Subscription Revenue Sharing. TSCN will pay FRT 20% of Gross Revenues from
     ----------------------------
   subscriptions attributed to marketing activity on the FRT Web sites and to the FRT customers, including any FRT-INVESTools co-branded page. Said payments shall be remitted to FRT by the end of each calendar month for revenues received during the preceding calendar month.

4. Ad Sales of Parties Ad Inventory

     Commitment. The Parties will have a non-exclusive right to represent each
     ----------
   other in the sales of banner ads and sponsorships. Each Party will provide a periodic allocation of ad inventory available for the other Party to sell. In order to minimize conflicts between the other Party and a Party's in-house ad sales department and its third Party ad sales rep firm, if applicable, the other Party will cooperate and coordinate with the Party in contacts with potential advertisers and the proposed terms of advertising campaigns. Each party must approve each specific ad sold by the other party, such approval not to be unreasonably withheld. Each Party will have responsibility for ad serving, traffic, reporting and credit billing-collections functions (collectively "Ad Administration") for ad sales of its ad impression inventory.

     Ad Revenue Sharing. The Party owning the ad inventory will pay the selling
     ------------------
   Party 30% of the Net Revenues from advertising campaigns which are sold by the selling Party. Payment shall be made by the end of each calendar month for revenues received during the preceding calendar month. In determining Net Revenues, the Party responsible for Ad Administration will deduct Direct Costs associated with Ad Administration which Direct Costs shall including data center operations, data feed, programming costs, and ad agency fees. The Ad Administration Party shall permit "open-book" accounting and verification of such Ad Administration Direct Costs, and such Direct Costs will not exceed $.25 per 1000 impressions served.

5. E-mail Customer-Base Management

     Commitment. TSCN will have the exclusive agency or third party right to
     ----------
   manage the e-mail relationship with FRT's subscribers and customers. TSCN will determine the scope and elements of the e-mail marketing program. FRT will have the right, in its sole discretion, to limit or reject any e-mail communication with its subscribers and to manage on an in-house basis the e-mail relationship with its subscribers and customers TSCN may not access, utilize or otherwise exploit the FRT subscriber database outside of its e-mail management services to FRT. TSCN will be responsible for selling and managing ads, links and sponsorships on the e-mail communications that it manages.

     Ad Revenue Sharing and E-mail Advance. Upon the execution of this
     -------------------------------------
   Agreement, TSCN will pay FRT a $500,000 cash advance (the "E-mail Advance") against the FRT E-mail Fees to be paid by TSCN to FRT TSCN will pay FRT 50% of the Gross Revenues from marketing campaigns, including sponsorships and advertisements, that are sold by TSCN on the e-mail communications (the "FRT E-mail Fees"). Payment shall be made by the end of each calendar month for revenues received during the preceding calendar month; provided that any FRT E-mail Fees payable to FRT shall be retained by TSCN and deducted from the E-mail Advance until the outstanding balance of the E-mail Advance has been reduced to zero.

6. FRT Impression Allocation

     As separate and distinct obligation unrelated to the Ad Sales of Parties Ad Inventory, FRT will allocate a monthly ad inventory of two million impressions to TSCN (the "FRT Impression Allocation") subject to FRT's right to reject inappropriate content and ads from direct competitors. TSCN will determine in its sole discretion whether such inventory is sold to third Party advertisers or utilized for internal marketing and promotions; provided, however, that TSCN agrees to use at least 50% of the monthly inventory to advertise and promote jointly managed and/or co-branded content (e.g. ProSearch subscriptions, INVESTools, BullSession/ProSearch II).
   TSCN will retain 100% of any revenues realized from the sale of the FRT Impression Allocation and FRT will bear the responsibility to perform ad serving and traffic management functions.

7. Joint Cooperation Efforts

     TSCN-Bull,Session II. The Parties agree to cooperate and to commit
     ---------------------
   development resources as reasonably required in an effort to develop a second generation TSCN-BullSession tool ("TSCN-BullSession II"). TSCN-Bullsession II will enhance and modify the existing BullSession application and will include certain TSCN content and tools. The specifications and development will be a joint effort, with the allocation of resources as mutually agreed by both Parties provided that each party shall continue to exclusively own their contributions to the joint application with the other party only having the right to use the other party's contribution only in TSCN-BullSession II as expressly contemplated by this Agreement. TSCN-BullSession II will be a co-branded tool and will be sold by both Parties on a subscriptions basis pursuant to a marketing plan, including pricing and promotion, which will be jointly determined by the Parties. The Parties will jointly determine responsibility for Web hosting, support and other administrative functions. TSCN and FRT will share Net Revenues on a 50:50 basis, with Net Revenues determined after the deduction of direct costs associated with sale and operation of TSCN-BullSession II.

     Snapshot Real-Time Quotes and Co-Branded Message Boards. FRT agrees to
     --------------------------------------------------------
   offer "snapshot" real-time quotes to TSCN's Proprietary and Customer Sites. Such quote services will be similar in form and content to that offered by FRT's freerealtime.com Web site and will be provided through a co-branded page that will be developed, hosted, served and administrated by FRT. FRT will pay TSCN 10% of the Net Revenue realized on the co-branded page, with Net Revenue determined after the deduction of sales commission and expense, which will not exceed 30%.

     Data Center, Ad Serving Operations and Subscriber Administration. The
     -----------------------------------------------------------------
   Parties agree to enter discussions regarding the availability of excess capacity and existing systems and personnel resources at TSCN to provide contract services to FRT. In particular, the Parties have identified potential opportunities in the areas of data center, communications and co-location services; ad serving, reporting and traffic management functions; and BullSession subscriber billing and administration services. While the Parties are committed to holding exploratory discussions, nothing herein obligates either (i) FRT to contract for such services from TSCN or (ii) TSCN to offer to provide such services on reasonable terms and conditions.

8. TSCN Right to Participate In FRT Private Offerings

     Any time prior to the consummation of a public offering of shares of FRT resulting in gross proceeds to FRI of at least $10 million ("the FRT Qualified Public Offering"), if FRT proposes to sell equity securities representing at least 2.5% of the then outstanding shares of common stock ("Shares") of FRT ("Proposed Offering"), TSCN shall have a right to purchase all or part of the Proposed Offering; provided that this provision shall not apply to any business combination transaction to which FRT is a party. FRT shall provide written notice of the terms and conditions of the Proposed Offering, along with disclosure and other documentation customary for such offerings. TSCN shall have a right to participate by giving written notice to FRT within seven days after FRT has provided written notice of the Proposed Offering, including an indication of the amount of equity securities TSCN elects to purchase. TSCN's right to participate shall terminate upon the earlier or (i) TSCN's election not to participate in any Proposed Offering and (ii) the consummation of a FRT Qualified Public Offering.

9. Exchange Consideration

     TSCN and FRT have entered this Agreement with the binding commitment to exchange certain licenses for technology, certain contractual rights, other assets and certain services. The consideration for each Party's exchange includes the following:

   The TSCN Consideration shall consist of the following arrangements set forth in this Agreement:

         (i.) the ProSearch Technology and Other Wallstreetcity.com Content License and Co-Marketing Agreement;
         (ii.)  the INVESTools Co-Marketing Agreement;
         (iii.) the TSCN-BullSession II Joint Development Agreement; and (iv.) the Joint Cooperation Agreement.

   The FRT Consideration shall consist of the following arrangements set forth in this Agreement:

         (i.)   the TSCN-BullSession Technology License and Co-Marketing
                Agreement
         (ii.) the TSCN-BullSession II Joint Development Agreement (iii.) the Ad Impression Inventory Contribution Agreement
         (iv.)  the Joint Cooperation Agreement, and
         (v.)   the Private Offering Participation Rights Agreement

10. General Terms & Conditions

    (a) Mutual Assistance. Both Parties shall provide each other with reasonable technical assistance, advice and expertise regarding each other's business, content, tools and Web sites in order to facilitate each Party's compliance with its obligations hereunder.

    (b) Confidentiality. Each Party undertakes to retain in confidence the non-public terms of this Agreement and all other non-public information and know-how, including e-mail, subscriber and customer lists, programs, applications, data and other information, disclosed pursuant to this Agreement which is either designated as proprietary and/or confidential or by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary and/or confidential ("Confidential Information"); provided that each Party may disclose the terms and conditions of this Agreement to its immediate legal and financial consultants in the ordinary course of its business. Each Party agrees to use best efforts to protect Confidential Information, with precautions at least as great as those taken to protect its own confidential information. A Party's disclosure of Confidential Information as required by government or judicial order is not prohibited by this Agreement, provided that the disclosing Party gives the other Party prompt notice of such order and assists in the procurement of appropriate protective order (or equivalent) imposed on such disclosure. Nothing contained herein limits either Party's right to develop products independently without the use of the other Party's Confidential Information. Except as may otherwise be specified in a duly countersigned rider hereto, to the extent not inconsistent with this Section, the terms of any non-disclosure agreement(s) entered into between the Parties prior to this Agreement expressly survive the execution of this Agreement and arc deemed incorporated herein by this reference.

    (c) Audit Rights. In accordance with generally accepted accounting standards, both Parties will keep such books of account and records as are necessary to fulfill its obligations herein. Either Party (each an "Auditing Party" and an "Audited Party", as the case may be) is entitled, at its own expense, and upon twenty (20) days' written notice to the Audited Party to designate independent auditors or accountants who may, once each year during the Term, examine or audit the Audited Party's relevant books and records in order to verify the fees to the Auditing Party pursuant to this Agreement. Any such audit will be conducted during the Audited Party's normal business hours and at the Audited

Party's location where the relevant records are kept in the normal course of business. If, it is determine that the Audited Party misreported any figure, the Auditing Party will promptly furnish to the Audited Party a copy of the report of its auditors or accountants setting forth the discrepancy. The Audited Party will remit to the Auditing Party, or vice versa as the case may be, a sum equal to the amount of any discrepancy within thirty (30) days after notification of the discrepancy.

(d) Term. The initial term of this Agreement will take effect on the date hereof and unless terminated earlier pursuant to this Agreement, will terminate upon the second (2nd) anniversary (the "Initial Term"). After the Initial Term, this Agreement shall be automatically renewed for successive one-year periods ("Extension Terms") unless FRT or TSCN gives the other Party written notice of intent to terminate not less then sixty (60) days before the end of a Term. As used herein, the term "Term" means the Initial Term and any Extension Term(s).

(e) Termination. In addition to any other remedy available at law or in equity, either Party may terminate this Agreement immediately, without further obligation to the other Party in the event of:

         (i.) any material breach of this Agreement by the other Party, which breach is not cured within thirty (30) days following written notice of the breach to such Party;

         (ii.) the other Party's making an assignment for the benefit of its creditors, the filing of a voluntary or involuntary petition under any bankruptcy or insolvency law that is not dismissed within thirty (30) days, under the reorganization or arrangement provisions of the United States Bankruptcy Code, or under the provisions of any law of like import in connection with the other Party, or the appointment of a trustee or receiver for the other Party or its property; or

         (iii.) in the event that either Party, and its successors, no longer generally provide or support (a) the license or co-marketing content to be provided to the other Party hereunder or (b) the Party's Web sites specified herein.

(f) Obligations Upon Termination. Promptly upon termination of this Agreement for any reason, the Parties will:

         (i.) remove links to each other's content and Web sites from the other Party's Web sites;

         (ii.) delete or destroy the co-branded pages and any Party's content and Confidential Information stored on the other Party's servers, or otherwise in its, possession, custody or control; and

         (iii.) pay all amounts due under the terms of this Agreement;
                provided, however, the Parties' obligations to make ongoing subscription revenue sharing payments for subscriptions which continue beyond termination shall survive the termination of this Agreement.

(g) Mutual Warranties. Each Party to this Agreement represents and warrants to the other Parry that:

         (i.)   it is a duly organized corporation; and

         (ii.) such Party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; and

         (iii.) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; and

         (iv.) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such party in accordance with its terms; and

         (v.) it either owns or has the right to supply the content, tools, services and information to the other party in accordance with this Agreement; and

         (vi.) use of the content, tools, services and information as permitted by this Agreement will not violate or infringe any Intellectual Property Rights of any third party; and

         (vii.) the content, information, advertisements, and other marketing material will not include any information which constitutes defamatory or obscene material.

     (h) No Other Warranties. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY OTHER OR DIFFERENT REPRESENTATIONS OR WARRANTIES TO THE OTHER OR TO ANY THIRD PARTY, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     (i) Rights of the Parties. TSCN acknowledges that FRT exclusively owns all Intellectual Property Rights in FRT'S Web sites, content, tools, services and information or has been licensed by third parties to grant the rights set forth herein. All rights with respect to such content and derivatives thereof, whether now existing or which may hereafter come into existence, which are not expressly granted to TSCN herein are reserved to FRT. FRT acknowledges that TSCN exclusively owns all Intellectual Property Rights in the TSCN Proprietary and Customer Sites, content, tools, services and information or has been licensed by third parties to grant the rights set forth herein. All rights with respect to such content and derivatives thereof, whether now existing or which may hereafter come into existence, which are not expressly granted to FRT herein are reserved to TSCN.

     (j) Indemnification. Each Party is liable for and will indemnify and keep indemnified the other Party as well as its clients, officers, directors, employees, agents and contractors from and against all loss, cost, damage and/or expense (including reasonable legal fees and expenses) arising out of or in connection with:

          (i) Subject to subparagraph (k) below, a Party's misrepresentations or breaches of representation or warranty made or to be performed by such Party in connection with this Agreement; and

          (ii) all claims, actions, proceedings or judgments in connection with allegations that possession, use, distribution or exploitation of such Party's content or anything else done or omitted to be done within the scope of the licenses granted in this Agreement infringes or violates any copyright or other Intellectual Property Rights of any third party; and

          (iii) subject to subparagraph (k) below, all claims relating to a Party's content, provided that such claims do not result from any abstract or translation created by the other Party, or any use of a Party's content by the other Party which is not in accordance with the terms of this Agreement.

     (k) Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO ANOTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. IN ANY EVENT A PARTY'S LIABILITY UNDER THIS AGREEMENT HOWEVER ARISING SHALL BE LIMITED TO THE AMOUNT OF NET REVENUES RECEIVED BY BOTH PARTIES DURING THE TWELVE-MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

     (l) Accuracy/Reliability. Although each Party makes reasonable efforts to ensure the accuracy and reliability of its content, the other Party acknowledges that the Party and its officers, directors, and employees will not be held liable for any loss, cost or damage suffered or incurred by the other Party arising out of: (a) any faults, interruptions or delays in the content, or
(b) any inaccuracies, errors or omissions in the content, however such faults, interruptions, delays, inaccuracies, errors or omissions arise unless due to the Party's gross negligence or wilful misconduct.

     (m) Entire Agreement. This Agreement and any and all addenda, schedules or exhibits attached hereto represent the entire agreement of the Parties regarding the subject matter hereof. There are no other oral or written collateral representations, agreements, or understandings regarding the subject matter hereof.

(n) Amendments. This Agreement may not be amended, modified or superseded, unless expressly agreed to in writing by both Parties. Within 90 days of the date hereof, the Parties shall use their best efforts to amend and restate this Agreement so as to reflect the Parties' subsequent agreements regarding the subject matter hereof as additional details regarding the nature and extent of the business relationship between the Parties are determined. Failure to so amend and restate the Agreement shall not be deemed a breach of the Agreement which shall remain a valid and binding obligation of both Parties in accordance with its terms.

(o) Public Announcements. The Parties shall promptly cooperate to develop a mutually agreeable press release announcing the execution of this Agreement and the subsequent commencement of the various services hereunder. Except to the extent required by law, any press releases in conjunction with this Agreement shall be subject to mutual written approved by Parties.

(p) Force Majeure. Neither Party is liable for, and will not be considered in default or breach of this Agreement on account of, any delay or failure to perform as required by this Agreement (other than payment) as a result of any causes or conditions that are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence, provided that the affected Party will use reasonable commercial efforts to resume normal performance.

(q) Assignment. This Agreement will bind and inure to the benefit of each Party's permitted successors and assigns. Neither Party may assign this Agreement, in whole or in part, without the other Party's prior written consent; provided however, that either party may assign this Agreement without such consent in connection with any merger, consolidation, any sale of all or substantially all of such Party's assets or any other transaction in which 50% of such Party's voting securities are transferred.

(r) Controlling Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

(s) Waiver. No waiver of any breach of any provision of this Agreement constitutes a waiver of any prior, concurrent or subsequent breach of the same or any other provisions, and will not be effective unless made in writing and signed by an authorized representative of the waiving Party.

(t) Notices. All notices, authorizations, and requests in connection with this Agreement will be deemed given on the day (i) deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested; or (ii) sent by air express courier, charges prepaid and addressed as follows (or to such other address as the Party to receive the notice or request so designates by written notice to the other):

     TSCN: Telescan, Inc.
           5959 Corporate Drive
           Suite 2000
           Houston, Texas
           Attention: In House Counsel
     FRT:  FreeRealTime.com, Inc.
           3333 Michelson Dr.
           Suite 430
           Irvine, CA 92612
           Attention: In House Counsel

(u) Severability; Headings. If any provision or term of this Agreement, not being of a fundamental nature is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will continue in full force without being impaired or invalidated in any way. The Parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.

     (v) Counterparts. This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all counterparts together shall constitute one and the same instrument.

     (w) Survival. Any provision of this is Agreement which must survive to give effect to its meaning or to the intent of the Parties will survive termination of this agreement, including but not limited all disclaimers and indemnities contained herein or in any schedules to this Agreement.

Agreed to and accepted this 29th day of September, 1999

Telescan, Inc,

/s/ ROGER WADSWORTH
----------------------------------
    SENIOR V.P.


Agreed to and accepted this 29th day of September, 1999

FreeRealtime.com, Inc.

/s/ BRAD GUNN
----------------------------------
    PRESIDENT & CO-CEO